Exhibit 99.1

American Software Reports Preliminary Fourth Quarter and Fiscal Year 2018 Results

Cloud Services Annual Contract Value Increases 108%, and Total Revenues Increase 12% for the Quarter

ATLANTA--(BUSINESS WIRE)--June 21, 2018--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the fourth quarter and for fiscal year 2018.

Key fourth quarter financial highlights:

  Cloud Services Annual Contract Value (ACV) increased approximately 108% to $12.7 million as of the quarter ended April 30, 2018 compared to $6.1 million as of the same period of the prior year. ACV consists of Software-as-a-Service (SaaS) of $9.8 million, a 158% increase when compared to approximately $3.8 million for the same period last year, and other cloud services of $2.9 million, a 26% increase when compared to $2.3 million for the same period last year.
  Total revenues for the quarter ended April 30, 2018 were $29.4 million, an increase of 12% over the comparable period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 46% of total revenues in the quarter ended April 30, 2018 compared to 44% in the same period of the prior year.
  Maintenance revenues for the quarter ended April 30, 2018 increased 4% to $10.9 million compared to $10.5 million for the same period last year.
  Services and other revenues for the quarter ended April 30, 2018 increased 30% to $15.5 million compared to $11.9 million for the same period last year.
  Software license revenues for the quarter ended April 30, 2018 were $2.9 million, a 24% decrease compared to $3.9 million for the same period last year, reflecting our continued transition to the SaaS model.
  Operating earnings for the quarter ended April 30, 2018 were $2.5 million compared to $3.0 million for the same period last year.
  GAAP net earnings for the quarter ended April 30, 2018 were $1.3 million or $0.04 per fully diluted share compared to $10.3 million or $0.34 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended April 30, 2018, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, were $2.0 million or $0.06 per fully diluted share compared to $2.8 million or $0.09 per fully diluted share for the same period last year, which excludes non-cash stock-based compensation expense, amortization of acquisition-related intangibles, a discrete tax adjustment and the proceeds from the sale of real estate.
  EBITDA decreased by 8% to $4.2 million for the quarter ended April 30, 2018 compared to $4.6 million for the same period last year.
  Adjusted EBITDA decreased 7% to $4.5 million for the quarter ended April 30, 2018 compared to $4.9 million for the quarter ended April 30, 2017. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Key fiscal 2018 year to date financial highlights:

  Total revenues for the twelve months ended April 30, 2018 increased by 6% to $112.7 million compared to $106.3 million for the same period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 47% of total revenues for the twelve month period ended April 30, 2018 compared to 44% in the prior year.
  Maintenance revenues for the twelve months ended April 30, 2018 were $43.8 million, a 3% increase compared to $42.4 million for the same period last year.
  Services and other revenues for the twelve months ended April 30, 2018 increased 11% to $53.5 million compared to $48.3 million in the prior year.
  Software license revenues for the twelve month period ended April 30, 2018 decreased by 2% to $15.3 million compared to $15.6 million in the prior year.
  For the twelve months ended April 30, 2018, the Company reported operating earnings of approximately $13.5 million compared to $7.8 million for the same period last year, a 74% increase over the prior year.
  GAAP net earnings were approximately $12.1 million or $0.40 per fully diluted share for the twelve months ended April 30, 2018, an 18% decrease compared to $14.6 million or $0.49 per fully diluted share for the prior year.
  Adjusted net earnings for the twelve months ended April 30, 2018, which excludes a discrete tax benefit adjustment related to the Tax Cuts and Jobs Act of 2017, stock-based compensation expense and amortization of acquisition-related intangibles increased 60% to $13.5 million or $0.44 per fully diluted share, compared to $8.5 million or $0.29 per fully diluted share for the same period last year, which excludes stock-based compensation expense, amortization of acquisition-related intangibles, a discrete tax adjustment and the proceeds from the sale of real estate.
  EBITDA increased by 36% to $19.6 million for the twelve months ended April 30, 2018 compared to $14.4 million for the same period last year.
  Adjusted EBITDA increased 33% to $21.0 million for the twelve months ended April 30, 2018 compared to $15.8 million for the twelve months ended April 30, 2017. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $87.8 million and no debt as of April 30, 2018. During the fourth quarter and fiscal 2018, the Company paid approximately $3.4 million and $13.3 million in shareholder dividends, respectively.

“We are pleased with our fourth quarter fiscal year 2018 results which reflect our investments in the innovative software and services needed to power the digital supply chain and help our customers reach new levels of productivity. Digitization drives a new wave of supply chain productivity which is more intelligent, responsive, scalable and collaborative,” said Allan Dow, president of American Software. “Our momentum continues towards SaaS subscriptions as the preferred customer engagement method which is highlighted by our 108% increase in Cloud Services Annual Contract Value (ACV).”

“We welcomed 58 new customers during fiscal year 2018 and completed SaaS subscription or license agreements with customers in 21 countries. Additionally, we are quickly gaining momentum with Halo as our platform for advanced analytics to expand the visibility, accuracy and agility necessary to thrive in today’s dynamic global economy,” continued Dow. “With the additional Machine Learning, algorithmic planning, advanced supply chain analytics and artificial intelligence capabilities from Halo embedded in our supply chain and retail planning solutions, we are helping our customers improve their operating performance and overcome supply chain talent shortages that may be hampering their profitable growth, new product introductions and general supply chain efficiencies.”

“For the 2018 fiscal year, our recurring revenue streams of Maintenance and Cloud Services represented 47% of total revenues and were fueled by continued growth in SaaS subscriptions with more than 60% of new customers choosing SaaS as their preferred engagement method,” stated Dow. “We believe the continued execution of this long-term strategy will result in our becoming one of the faster growing SaaS companies.”

Additional highlights for the fourth quarter and fiscal 2018 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the fourth quarter include: AMCOR Rigid Plastics USA, Avnet, ClearGage, Follett Corporation, Griffith Foods, Johnson Controls, Joseph Ribkoff, Kale Havacilik Sanayai AS, Mega Labs, Smithfield Foods, Taylor Fresh Foods, Trident Seafoods Corporation, Twin Disc, and West Chester Protective Gear.
  During the quarter, software license and/or SaaS subscription agreements were signed with customers located in the following 14 countries: Australia, Belgium, Brazil, Canada, China, Finland, Mexico, New Zealand, Panama, Sweden, Turkey, United Kingdom, United States, and Uruguay.
  Logility, a wholly-owned subsidiary of the Company, congratulated Mike Reibsamen of Berry Global, a Logility customer, on his selection to the 2018 Supply & Demand Chain Executive Pros to Know. The annual award highlights exceptional executives who are leading innovative supply chain transformation initiatives.
  Demand Management, a wholly-owned subsidiary of Logility, announced that Ficosota, a provider of household and personal care products headquartered in Sofia, Bulgaria, selected Demand Solutions DSX SaaS as its new supply chain planning platform to support the company’s operations worldwide. With Demand Solutions DSX, Ficosota will be able to streamline its product portfolio, balance inventory and increase service levels.
  NGC Software, a wholly-owned subsidiary of the Company, announced that C&A Mexico, part of an international Dutch chain of fashion retail clothing stores, is migrating from NGCs PLM solution implemented in 2016 to NGC’s Andromeda Cloud Platform™. The NGC Andromeda Cloud Platform allows C&A Mexico to gain the supply chain transparency necessary for agile decision making and faster speed-to-market that is critical for its operations.
  NGC Software announced that Color Image Apparel, Inc. is migrating to NGC’s Andromeda™ PLM to increase scalability and better support Color Image Apparel’s growth. The cloud-based Andromeda solution provides a common platform for all PLM-related elements including planning, merchandising, design, costing, sampling, quality and sourcing. Color Image Apparel designs and manufactures apparel for men and women, including brands Bella+Canvas and Alo Yoga.
  Attendees of the 2018 Supply Chain Leadership Forum in Warsaw, Poland were invited to attend the session “Globalizing Supply Chain Planning – Premier Farnell’s Journey.” Premier Farnell, a Logility customer who serves more than two million customers across 150 global industries, discussed its transformation from a regional-centric planning structure to a centralized global approach that has helped drive increased visibility across its operations.

Company and Technology

  Logility announced during the quarter the opening of Logility University, an education program designed to deliver robust product-specific curriculum to customers and partners. This program extends Logility’s training series to provide in person training at one of Logility’s education centers in India, New Zealand, United Kingdom or United States as well as online through an on-demand course program.
  Logility and Demand Management announced each company was a recipient of the 2018 Consumer Goods Technology Readers’ Choice Award. Logility, named a Leader in Customer Satisfaction, was recognized for the 18th consecutive year by Consumer Goods Technology’s readers.
  During the quarter, Logility invited supply chain executives to attend the live webcast entitled Accelerate Supply Chain Performance Using Advanced Analytics. The event, produced in partnership with APICS, presented best practices on how to quickly analyze the massive amounts of structured and unstructured data and transform it into actionable insights to accelerate supply chain and retail planning initiatives.
  Logility announced it sponsored the annual report from BRP, “2017 Merchandise Planning Survey” and has made it available for download on its website. The report highlights the need for retailers to break away from the continued dominance of spreadsheets as the primary planning tool and adopt more innovative approaches to merchandise planning that remove silos and drive visibility across operations.
  Logility, Demand Management and NGC key executives were named by industry publication Supply & Demand Chain Executive as 2018 Provider Pros to Know. From Logility, Allan Dow, president, Karin Bursa, executive vice president, and Ed Thompson, executive vice president of customer success, were recognized. Demand Management president Bill Harrison was named for the 10th consecutive year and NGC president Mark Burstein was recognized as the industry’s 2018 Pro to Know.
  Logility announced the editors of Inbound Logistics named the company a 2018 Inbound Logistics Top 100 Logistics IT provider for the 21st consecutive year. The 2018 winners were selected from a pool of more than 400 entries and highlight solution providers that demonstrate the ability to help organizations integrate and transform their business processes, reduce costs, increase supply chain visibility and boost customer service.
  Demand Management announced that Food Logistics named its president Bill Harrison to the 2018 Food Logistics Champions: Rock Stars of the Supply Chain award. The award recognizes influential individuals whose achievements, hard work and vision have shaped and attained milestones in safety, efficiency, productivity and innovation throughout the global food supply chain.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, delivers innovative demand-driven supply chain management and advanced retail planning platforms backed by more than 45 years of industry expertise. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large and Fortune 500 companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Parker Hannifin, Sonoco Products, Red Wing Shoe Company, Verizon Wireless and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use Software-as-a-Service (SaaS) supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Solutions serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. Halo Business Intelligence, a division of Logility, is an advanced analytics software provider leveraging an innovative blend of artificial intelligence and machine learning technology to drive greater supply chain performance. Halo customers include Aaron’s, Leatherman Tool Group and SweetWater Brewing. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of cloud-based supply chain and product lifecycle management solutions for brands, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Billabong, Carter’s, Destination XL, Hugo Boss, Jos. A. Bank, Marchon Eyewear, Spanx, Swatfame and many others. The comprehensive American Software supply chain and retail planning portfolio includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM); and vendor quality and compliance. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measure appears in the accompanying financial tables.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company’s products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company’s revenues. For further information about risks the Company could experience as well as other information, please refer to the Company’s current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 264-5298.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility; Demand Solutions is a registered trademark of Demand Management; and NGC and New Generation Computing are registered trademarks and Andromeda is a trademark of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2018	2017	Pct Chg.	2018	2017	Pct Chg.
Revenues:
License	$2,924	$3,858	(24%)	$15,344	$15,584	(2%)
Services & other	15,501	11,928	30%	53,518	48,313	11%
Maintenance	10,938	10,480	4%	43,841	42,389	3%
Total Revenues	29,363	26,266	12%	112,703	106,286	6%

Cost of Revenues:
License	1,782	2,053	(13%)	7,077	7,563	(6%)
Services & other	8,748	7,655	14%	33,597	33,814	(1%)
Maintenance	2,407	2,218	9%	9,326	9,707	(4%)
Total Cost of Revenues	12,937	11,926	8%	50,000	51,084	(2%)
Gross Margin	16,426	14,340	15%	62,703	55,202	14%
Operating expenses:
Research and development	4,779	3,800	26%	16,681	15,613	7%
Less: capitalized development	(1,152)	(1,253)	(8%)	(4,804)	(3,724)	29%
Sales and marketing	5,603	4,980	13%	20,658	20,287	2%
General and administrative	4,639	3,498	33%	16,033	14,180	13%
Provision for doubtful accounts	-	20	nm	24	39	(38%)
Amortization of acquisition-related intangibles	94	339	(72%)	580	1,041	(44%)

Total Operating Expenses	13,963	11,384	23%	49,172	47,436	4%
Operating Earnings	2,463	2,956	(17%)	13,531	7,766	74%
Interest Income & Other, Net	(665)	12,331	nm	2,184	13,849	(84%)
Earnings Before Income Taxes	1,798	15,287	(88%)	15,715	21,615	(27%)
Income Tax Expense	530	5,009	(89%)	3,662	6,994	(48%)
Net Earnings	$1,268	$10,278	(88%)	$12,053	$14,621	(18%)
Earnings per common share: (1)
Basic	$0.04	$0.35	(89%)	$0.40	$0.50	(20%)
Diluted	$0.04	$0.34	(88%)	$0.40	$0.49	(18%)

Weighted average number of common shares outstanding:
Basic	30,514	29,533		30,080	29,232
Diluted	30,989	29,845		30,472	29,567

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2018	2017	Pct Chg.	2018	2017	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$1,268	$10,278	(88%)	$12,053	$14,621	(18%)
Income Tax Expense	530	5,009	(89%)	3,662	6,994	(48%)
Interest Income & Other, Net	665	(12,331)	nm	(2,184)	(13,849)	(84%)
Amortization of intangibles	1,594	1,456	9%	5,539	5,909	(6%)
Depreciation	132	140	(6%)	492	731	(33%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	4,189	4,552	(8%)	19,562	14,406	36%

Stock-based compensation	358	317	13%	1,466	1,428	3%
Adjusted EBITDA	$4,547	$4,869	(7%)	$21,028	$15,834	33%

EBITDA , as a percentage of revenues	14%	17%		17%	14%

Adjusted EBITDA , as a percentage of revenues	15%	19%		19%	15%

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2018	2017	Pct Chg.	2018	2017	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$1,268	$10,278	(88%)	$12,053	$14,621	(18%)
Tax Cuts and Jobs Act of 2017 Adjustment (3)	-	-	-	(1,112)	-	nm
GA R&D Tax Credit (2)(4)	-	(89)	nm	-	(294)	nm
Gain from Sale of Building(2)	-	(7,918)	nm		(7,961)	nm
Amortization of acquisition-related intangibles (2)	445	332	34%	1,418	1,122	26%
Stock-based compensation (2)	253	213	19%	1,124	965	16%
Adjusted Net Earnings	$1,966	$2,816	(30%)	$13,483	$8,453	60%

Adjusted non-GAAP diluted earnings per share	$0.06	$0.09	(33%)	$0.44	$0.29	52%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.04 and $0.39 for the three and twelve months ended April 30, 2018, respectively. Diluted per share for Class B shares under the two-class method are $0.34 and $0.49 for the three and twelve months ended April 30, 2017, respectively.
(2) - Tax affected using the effective tax rate for the three and twelve months period ended April 30, 2018 and 2017.
(3) - Adjustment primarily due to the rate difference on our Deferred Tax Liabilities from the Tax Cuts and Jobs Act of 2017.
(4) - The GA R&D tax credit is recorded to General & Administration expense.
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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	April 30,	April 30,
	2018	2017

Cash and Cash Equivalents	$52,794	$66,001
Short-term Investments	26,121	19,332
Accounts Receivable:
Billed	18,643	17,060
Unbilled	3,375	2,811
Total Accounts Receivable, net	22,018	19,871
Prepaids & Other	6,592	4,322
Current Assets	107,525	109,526

Investments - Non-current	8,893	4,455

PP&E, net	3,034	2,055
Capitalized Software, net	9,728	8,614
Goodwill	25,888	19,549
Other Intangibles, net	5,120	3,399
Other Non-current Assets	2,777	1,176
Total Assets	$162,965	$148,774

Accounts Payable	$1,974	$1,541
Accrued Compensation and Related costs	6,310	3,329
Dividend Payable	3,367	3,259
Other Current Liabilities	1,246	5,171
Deferred Revenues - Current	33,226	29,437
Current Liabilities	46,123	42,737

Deferred Revenues - Non-current	147	214
Deferred Tax Liability - Non-current	2,615	1,994
Other Long-term Liabilities	1,496	79
Long-term Liabilities	4,258	2,287

Total Liabilities	50,381	45,024

Shareholders' Equity	112,584	103,750

Total Liabilities & Shareholders' Equity	$162,965	$148,774

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Twelve Months Ended
	April 30,
	2018	2017

Net cash provided by operating activities	$6,838	$19,780

Capitalized computer software development costs	(4,804)	(3,724)
Purchases of property and equipment, net of disposals	(1,428)	(731)
Purchase of business, net of cash acquired	(9,150)	(4,441)
Proceeds from disposel of fixed assets	-	13,134

Net cash used in investing activities	(15,382)	4,238

Dividends paid	(13,272)	(12,538)
Payment for accrued acquisition consideration	-	(200)
Proceeds from exercise of stock options	8,609	5,717

Net cash used in financing activities	(4,663)	(7,021)

Net change in cash and cash equivalents	(13,207)	16,997
Cash and cash equivalents at beginning of period	66,001	49,004

Cash and cash equivalents at end of period	$52,794	$66,001

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer